Exhibit 99.1

Boston Omaha Corporation Announces New Director

January 14, 2019

OMAHA, Neb. -- (BUSINESS WIRE) – Boston Omaha Corporation (NASDAQ: BOMN) today announced that Jeffrey Royal has been elected to its Board of Directors.

“Jeff has helped build and operate a successful and growing Omaha bank, and we have been fortunate to get to know him over the past few years,” said Alex Rozek and Adam Peterson, the Co-CEOs and Co-Chairmen of Boston Omaha. “He adds additional practical operational skills to the Board, and the company will benefit from his experience. We are excited to have Jeff involved in Boston Omaha.”

About Boston Omaha Corporation

Boston Omaha Corporation is a public company engaged in several lines of business, including outdoor advertising and surety insurance, and maintains investments in several real estate services ventures and a bank.

Contacts

Boston Omaha Corporation

Catherine Vaughan, 617-875-8911

cathy@bostonomaha.com